EXHIBIT 10.14
EMPLOYMENT AGREEMENT
     This Employment Agreement (“Agreement”) is entered into effective as of the 19th day of December 2006 by and between Cardiovascular Systems, Inc., a Minnesota corporation, (“CSI”), and David L. Martin (“Executive”).
Recitals
     A. CSI desires to employ Executive as its Chief Executive Officer.
     B. Executive wishes to become employed by CSI on the terms and conditions set forth in this Agreement.
Article 1
EMPLOYMENT AND TERMS OF AGREEMENT
     1.1 Employment. Effective February 15, 2007, CSI hereby employs Executive and Executive hereby accepts employment as Chief Executive Officer of CSI.
     1.2 Duties. During his employment with CSI, Executive shall serve CSI faithfully and to the best of his ability. Except as approved in writing by the Board of Directors, Executive shall devote his full business and professional time, energy, and diligence to the performance of the duties of such office. Executive shall perform such duties for CSI (i) as are customarily incident to his office and (ii) as may be assigned or delegated to him from time to time by the Board of Directors of CSI or its designees. During his employment with CSI, Executive shall not engage in any other business activity that would conflict or interfere with his ability to perform his duties under this Agreement. Executive agrees to be subject to CSI’s control, rules, regulations, policies and programs.
     1.3 Term of Employment. Executive’s employment with CSI shall begin on February 15, 2007 and shall be “at will,” meaning either Executive or CSI may terminate this Agreement and the employment relationship at any time, for any or no reason. In the event that Executive is terminated or elects to resign as an employee of the CSI, Executive agrees to submit his resignation as a director of CSI effective concurrently with the effective date of his termination or resignation as an employee of CSI.
Article 2
COMPENSATION AND BENEFITS
     2.1 Base Salary. As compensation for (a) his services to CSI and (b) the restrictions contained and enumerated in Article 4 of this Agreement, during his employment with CSI in 2007, CSI agrees to pay Executive an annual base salary of $370,000, less required and authorized deductions and withholding. For 2008 and for each year thereafter, Executive’s base salary shall be reviewed and increases or decreases, if any, shall be implemented by the Board of Directors in its sole discretion. Executive’s base salary shall be payable at the same intervals as CSI pays other senior executives.
     2.2 Bonus. Executive shall be eligible to earn annual incentive bonuses equal to 25% of his base salary in 2007, and 50% of his base salary in 2008 and 2009, earned and payable according to achievement of performance goals as shall be agreed between the Executive and the Board of Directors of the Corporation. In addition to any other requirements for earning such bonus, Executive must be employed by CSI for the entire calendar year to earn an annual incentive bonus.
     2.3 Housing Allowance. CSI shall pay Executive a housing allowance of $6,000 per calendar month beginning on February 15, 2007 and terminating on the first to occur of (i) the first anniversary of the date of this Agreement or (ii) the date Executive’s family begins residing in the Minneapolis/St. Paul metropolitan area.
     2.4 Relocation Payment. CSI shall pay Executive a relocation payment of $40,000 on February 15, 2007. Executive shall use this payment to pay for relocation expenses incurred by Executive and shall submit documentation of such expenses in accordance with CSI’s expense reimbursement policies and practices.]
     2.5 Car Allowance. CSI shall pay to Executive a car allowance of $900 per calendar month beginning February 15, 2007.
     2.6 Group Insurance Benefits. Executive shall be eligible to participate in such group health, dental, and/or life insurance plans, if any, made available from time to time by CSI to its employees, subject to the terms and conditions of such plans. To the extent CSI adopts such plans, Executive shall be entitled to receive family medical and/or dental coverage and/or single life insurance coverage (as applicable) with the normal Company contribution level for senior executives. Nothing in this Agreement shall require CSI to adopt such plans or restrict CSI’s right to amend, modify, or terminate such plans at any time, including during Executive’s employment.
     2.7 Stock Options. As further consideration for the restrictions contained and enumerated in Article 4, CSI shall grant to Executive an incentive stock option for 540,000 shares of CSI common stock the terms of which shall be set forth in a separate Stock Option Agreement to be dated February 15, 2007. Executive must be employed on the date of vesting in order for the options to become exercisable. Once the option becomes exercisable, it shall remain exercisable until the fifth anniversary of the date of grant of the option or the earlier termination of the option.
     2.5 Miscellaneous Benefits. CSI shall provide Executive the following additional benefits:

a.	Reimbursement of all ordinary and necessary expenses incurred by Executive for CSI, in accordance with CSI’s policies and practices with regard to documentation and payment of such expenses.

b.	Paid time off (“PTO”), in lieu of vacation, sick, or personal time, in an amount consistent with CSI policies as determined by the Board of Directors.
Article 3
TERMINATION OF EMPLOYMENT
     3.1 Termination. Either Executive or CSI may terminate this Agreement and the employment relationship at any time, for any or no reason. Notwithstanding the foregoing, Executive agrees to give CSI thirty (30) days’ written notice of termination.
     3.2 Return of Property. Immediately upon termination (or at such earlier time as requested by the Board of Directors or its designees), Executive shall deliver to CSI all of its property, including but not limited to all work in progress, research data, equipment, originals and copies of documents and software, customer information and lists, financial information, and all other material in his possession or control that belongs to CSI or its customers or contains Confidential Information.
     3.3 Payment Upon Termination. Except as provided in Section 3.4, after the effective date of termination, Executive shall not be entitled to any compensation, benefits, or payments whatsoever except for compensation earned through his last day of employment and any accrued benefits.
     3.4 Severance. If Executive is terminated by CSI without Cause (as defined below), or Executive terminates his employment for Good Reason (as defined below), and Executive executes, returns and does not rescind a release of claims agreement in a form supplied by CSI, then CSI shall: (i) pay Executive in a lump sum or at regular payroll intervals, at CSI’s option, an amount equal to twelve (12) months of Executive’s then current base salary; and (ii) continue to pay CSI’s ordinary share of premiums for twelve (12) calendar months for Executive’s COBRA continuation coverage in CSI’s group medical, dental, and life insurance plans (as applicable), provided Executive timely elects such continuation coverage and timely pays Executive’s share of such premiums, if any.
a.	Termination by Employer with Cause. For purposes of this Article 3, “Cause” shall be defined as:
(1)	Executive’s neglect of any of his material duties or his failure to carry out reasonable directives from the Board of Directors or its designees;

(2)	Any willful or deliberate misconduct that is injurious to CSI;

(3)	Any statement, representation or warranty made to the Board or its designees by Executive that Executive knows is false or materially misleading; or

(4)	Executive’s commission of a felony, whether or not against CSI and whether or not committed during Executive’s employment.
b.	Termination by Executive for Good Reason. For purposes of this Article 3, “Good Reason” shall be defined as:
(1)	The assignment to Executive, without Executive’s written consent, of employment responsibilities that are not of comparable responsibility and status to the employment responsibilities described in this Agreement;

(2)	CSI’s reduction of Executive’s base salary without Executive’s written consent; or

(3)	CSI’s failure to provide Executive, without Executive’s written consent, those employee benefits specifically required by this Agreement.
Article 4
CONFIDENTIALITY, NONCOMPETITION, NONSOLICITATION, PROPERTY, INVENTIONS, AND COPYRIGHTS
     4.1 Definitions. For purposes of this Article 4, the terms listed below shall have the following meanings:
a.	“Confidential Information” shall mean any information not generally known or readily ascertainable by CSI’s competitors or the general public. Confidential Information includes, but is not limited to, use of or customization to product designs, plans, drawings or prototypes; data of any type that is created by Executive, is provided, or to which access is provided, in the course of Executive’s employment by CSI; data or conclusions or opinions formed by Executive in the course of employment; manuals; trade secrets; methods, procedures, or techniques pertaining to the business of CSI; specifications; systems; price lists; marketing plans; sales or service analyses; financial information; customer names or other information; supplier names or other information; employee names or other information; research and development data; diagrams; drawings; videotapes, audiotapes, or computerized media used as training regimens; and notes, memoranda, notebooks, and records or documents that are created, handled, seen, or used by Executive in the course of employment. Confidential Information does not include information that Executive can demonstrate by reliable, corroborated documentary evidence (1) is generally available to the public or (2) became generally available through no act or failure to act by Executive.
b.	“Corporate Product” means any product or service, (including any component thereof and any research to develop information useful in connection with a product or service) that is being designed, developed, manufactured, marketed or sold by CSI or with respect to which CSI has acquired Confidential Information that it intends to use in, or made plans or statements regarding its intention to undertake, the design, development, manufacture, marketing or sale of a product or service.

c.	“Competitive Product” means any product or service, (including any component thereof and any research to develop information useful in connection with a product or service) that is being designed, developed, manufactured, marketed or sold by anyone other than the Corporation, and is of the same general type, performs similar functions, or is used for the same purposes as a Corporate Product which Executive worked on or assisted the Corporation in marketing or about which Executive received or had knowledge of Confidential Information.

d.	“Render services” shall mean directly or indirectly, owning, managing, operating, controlling, providing services to, being employed by, consulting for, or otherwise participating in, a business.

e.	“Sell” and “sold” shall mean sell, lease, license, market, or otherwise provide or attempt to provide for compensation or advantage.

f.	“Customer” shall mean any person or entity that (1) has a contract or business relationship with CSI, (2) is negotiating to contract or enter into a business relationship with CSI, or (3) has, within the last two (2) years of Executive’s employment with CSI, purchased or leased products or services from CSI.

g.	“Invention” shall mean any invention, discovery, design, improvement, business method, or idea, whether patentable or copyrightable or not, and whether or not shown or described in writing or reduced to practice.
     4.2 Confidentiality Restrictions. Executive agrees at all times to use all reasonable means to keep Confidential Information secret and confidential. Executive shall not at any time (including after termination of his employment with CSI) use, disclose, duplicate, record, or in any other manner reproduce in whole or in part any Confidential Information, except as necessary for the performance of Executive’s duties on behalf of CSI. Executive shall not at any time provide services to any person or entity if providing such services would require or likely result in his using or disclosing Confidential Information. Upon termination of Executive’s employment with CSI, Executive shall immediately return to CSI all originals and copies of Confidential Information and other CSI materials and property in Executive’s possession. Executive acknowledges that use or disclosure of any of CSI’s confidential or proprietary information in violation of this Agreement would have a materially detrimental effect upon CSI, the monetary loss from which would be difficult, if not impossible, to measure.
     4.3 Noncompetition. During Executive’s employment with CSI and for one (1) year following termination of employment with CSI, Executive shall not, directly or indirectly, render services to any person or entity, or on behalf of himself, in connection with the design, development, manufacture, marketing or sale of a Competitive Product that is sold or intended for use or sale in any geographic area in which the CSI actively markets a Corporate Product, or intends to actively market a Corporate Product, of the same general type or function. Executive understands and acknowledges that, at the present time, (i) Corporate Products include the products currently being developed by CSI, and (ii) the geographic market in which CSI is actively marketing, or intends to actively market, its Corporate Products is the United States of America and Europe. Executive understands and acknowledges that the foregoing description of Corporate Products and geographic market may change, and the provisions of this section shall apply to the Corporate Products and geographic market of CSI in effect upon the termination of Executive’s employment with CSI.
     4.4 Nonsolicitation of Customers. During Executive’s employment with CSI and for a period of one (1) year immediately following Executive’s termination, Executive shall not (except on CSI’s behalf during Executive’s employment), directly or indirectly:
a.	solicit or sell, or attempt to solicit or sell, to any CSI customer, services or products that compete with services or products provided by CSI, or that were in the process of being developed by CSI during Executive’s employment; or

b.	interfere in any way with CSI’s relationships with any customer or supplier, or induce any such person or entity to terminate or alter its business relationship with CSI.
     4.5 Nonsolicitation of Employees or Others. During Executive’s employment with CSI and for a period of one (1) year immediately following Executive’s termination, Executive shall not (except on CSI’s behalf during Executive’s employment), directly or indirectly, solicit or accept, or attempt to solicit or accept, as an individual or through any other person or entity—any then-current employee of CSI or consultant under contract with CSI for employment or any other arrangement for compensation to perform services, or induce such persons to terminate or alter their relationship with CSI.
     4.6 Copyrights. Executive agrees that he is employed by CSI and that any designs, drawings, or computer or software applications or other work of authorship (hereinafter referred to as “Works”) prepared by Executive for the benefit of CSI or its customers or prepared at the request of CSI or its customers (as well as Executive’s contributions to any other Works relating to CSI), shall be considered “work made for hire” within the meaning of U.S. Copyright law and that all such Works shall belong to CSI. To the extent that any such Works cannot be considered a “work made for hire,” Executive agrees to disclose and assign, and hereby does assign, to CSI all right, title, and interest in and to such Works, and agrees to assist CSI by executing any such documents or applications as may be useful to evidence such ownership of such Works. To the extent such Works are based on preexisting work in which Executive has an ownership interest, Executive grants CSI all right, title, and interest in such Works free and clear of any claim based on the preexisting work.
     4.7 Inventions.
a.	Assignment. Executive shall promptly and fully disclose in writing to CSI, and will hold in trust for CSI’s sole right and benefit, any Invention that Executive, during the period of employment and for one year thereafter, makes, conceives, or reduces to practice or causes to be made, conceived, or reduced to practice, either alone or in conjunction with others, that:
(1)	Relates to any subject matter pertaining to Executive’s employment; or

(2)	Relates to or is directly or indirectly connected with CSI’s business, products, processes, or Confidential Information; or

(3)	Involves the use of any of CSI’s time, material, or facility.
Executive shall keep accurate, complete, and timely records for such Inventions, which records shall be CSI’s property. Executive hereby assigns to CSI all of Executive’s right, title, and interest in and to all such Inventions and, upon CSI’s request, Executive shall execute, verify, and deliver to CSI such documents, including without limitation, assignments and patent applications, and shall perform such other acts, including, without limitation, appearing as a witness in any action brought in connection with this Agreement that is necessary to enable CSI to obtain the sole right, title, and benefit to all such Inventions.
b.	Notice of Excluded Inventions. Executive agrees, and is hereby notified, that the above agreement to assign Inventions to CSI does not apply to any Invention for which no equipment, supplies, facility, or Confidential Information of CSI’s was used, which was developed entirely on Executive’s own time, and (a) which does not relate: (i) directly to CSI’s business; or (ii) to CSI’s actual or demonstrably anticipated research or development; or (b) which does not result from any work performed by Executive for CSI.
     4.8 Understandings. Executive agrees and acknowledges that CSI informed him, prior to entering into this Agreement, that the restriction provisions contained in Article 4 would be required as part of the terms and conditions of employment. Executive agrees and acknowledges that he signed this Agreement prior to commencing employment with CSI. Executive understands that the foregoing restrictions may limit his ability to earn a livelihood in a business similar to CSI’s business, but he nevertheless believes that he has received and will receive sufficient consideration and other benefits as an executive of CSI and as otherwise provided hereunder to justify clearly such restrictions which, in any event (given his education, skills and ability), Executive does not believe would prevent him from earning a living. Executive agrees that the restrictions and obligations in this Agreement are reasonable. Executive and CSI agree that the restrictions and obligations in Article 4 of this Agreement shall survive Executive’s termination of employment with CSI and the termination of this Agreement, and shall apply regardless of whether Executive’s termination is voluntary or involuntary.
     4.9 Remedies. The parties acknowledge and agree that, if Executive breaches or threatens to breach the terms of this Article 4, CSI shall be entitled as a matter of right to injunctive relief and reasonable attorneys’ fees, costs, and expenses, in addition to any other remedies available at law or equity. The parties further agree that, if Executive breaches any noncompetition and/or nonsolicitation restriction contained in this Article 4, then the time period for such restriction shall be extended by the length of time that Executive was in breach.
     4.10 Notification. Executive authorizes CSI to notify third parties (including, but not limited to, Executive’s actual or potential future employers or business partners, CSI’s competitors and CSI’s customers) of this Article 4, and those provisions necessary for the enforcement of Article 4 of this Agreement, and Executive’s obligations hereunder.
Article 5
MISCELLANEOUS PROVISIONS
     5.1 Other Benefits. This Agreement shall not be construed to be in lieu or to the exclusion of any other rights, benefits, and privileges to which Executive may be entitled as an employee of CSI under any retirement, pension, or profit-sharing plans that may now be in effect or that may hereafter be adopted.
     5.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Minnesota.
     5.3 Entire Agreement. This Agreement constitutes the entire understanding of CSI and Executive and supersedes all prior agreements, understandings, and negotiations between the parties, whether oral or written. No modification, supplement, or amendment of any provision hereof shall be valid unless made in writing and signed by the parties.
     5.4 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon CSI and Executive and their respective successors, executors, and administrators, except that the services to be performed by Executive are personal and are not assignable.

     5.5 Captions. The captions set forth in this Agreement are for the convenience only and shall not be considered as part of this Agreement or as in any way limiting or amplifying the terms and conditions hereof.
     5.6 No Conflicting Obligations. Executive represents and warrants to CSI that he is not under, or bound to be under in the future, any obligation to any person or entity that is or would be inconsistent or in conflict with this Agreement or would prevent, limit, or impair in any way the performance by Executive of his obligations hereunder, including but not limited to any duties owed to any former employers not to compete or use or disclose confidential information. Executive represents and agrees that he will not disclose to CSI or use on behalf of CSI any trade secret or confidential information belonging to a third party.
     5.7 Waiver. The failure of a party to require compliance with any term or obligation of this Agreement shall not constitute a waiver or prevent enforcement of such term or obligation. A term or obligation of this Agreement may be waived only by a written instrument signed by the party waiving compliance.
     5.8 Severability. In the event that any provision hereof is held invalid or unenforceable by a court of competent jurisdiction, CSI and Executive agree that that part should be modified by the court to make it enforceable to the maximum extent possible. If the part cannot be modified, then that part may be severed and the other parts of this Agreement shall remain enforceable.
     5.9 Notices. Any notices given hereunder shall be in writing and delivered or mailed by registered or certified mail, return receipt requested:

(a)	If to CSI:	Cardiovascular Systems, Inc.
651 Campus Drive
St. Paul, MN 55112

and

Fredrikson & Byron, P.A.
200 South Sixth Street, Suite 4000
Minneapolis, MN 55402

(b)	If to Executive:	David L. Martin
2016 Stockbridge Avenue
Redwood City, CA 94061
     5.10 Counterparts. More than one counterpart of this Agreement may be executed by the parties hereto, and each fully executed counterpart shall be deemed an original.
     5.11 Legal Fees. In any action to enforce this Agreement or determine the parties’ rights and obligations under this Agreement, the court or arbitrator may award to the prevailing party, if any, as determined by the court or arbitrator, all of its costs and fees, including any arbitrator’s fees, administrative fees, travel expenses, out-of-pocket expenses and reasonable attorneys’ fees.
     With the intention of being bound hereby, the parties have executed this Agreement as of the date set forth above.

/s/ David L. Martin

David L. Martin

Cardiovascular Systems, Inc.

By:	/s/ Gary Petrucci

Its:	Chairman